EXHIBIT 99.1

Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

For immediate release

Shire out-licenses FOSRENOL® in Japan

Basingstoke, UK – 9 December 2003 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that an agreement has been signed with Bayer giving them the exclusive rights to develop, market and sell FOSRENOL ® (lanthanum carbonate) in Japan, the world’s second largest pharmaceuticals market. FOSRENOL is a non-aluminium, non-calcium-based phosphate binder under registration in the US and EU for hyperphosphataemia associated with End Stage Renal Disease (ESRD). Bayer will market the drug through its wholly owned subsidiary in Japan, Bayer Yakuhin Ltd.

Shire’s strategy is to continue to build its direct presence in the world’s largest pharmaceuticals market, the United States as well as in Europe and the Company no longer intends to create its own dedicated business operation in Japan. Instead, Shire will pursue partnering arrangements in Japan, such as the one announced today.

The total potential value of the FOSRENOL deal is in excess of US$70 million, including an up-front license fee of US$12.5 million, the payment of all development costs and the achievement of various development and sales milestones during the course of the agreement. Shire will also receive double-digit royalties. FOSRENOL has completed Phase I development in Japan. FOSRENOL is in registration in the EU and Shire has received an approvable letter for the drug from the US Food & Drug Administration.

It is estimated1 that in excess of 200,000 people in Japan suffer from End Stage Renal Disease (ESRD).

Says Shire Chief Executive Matthew Emmens:

“In Japan, the number of patients with ESRD, the main target for FOSRENOL, approaches that of the US, making the market opportunity very attractive. Out-licensing FOSRENOL is in line with our new strategy of focusing our direct operations in North America and Europe and finding complementary and experienced partners in other territories around the world.

“Bayer Yakuhin is a fully integrated pharmaceutical company headquartered in Osaka, Japan, with world-class clinical development and marketing capabilities, including almost 700 Medical Reps in Japan. FOSRENOL will be an excellent strategic fit for Bayer Yakuhin, which already has an active program to manage renovascular disease and expects to launch another major drug in Japan that will be sold in dialysis centers one year or more ahead of FOSRENOL.”

Said Norikazu Eiki, president of Bayer Yakuhin:

“We are very much looking forward to working on this exciting drug which addresses such a high medical need, since this is what pharmaceutical companies are there for. We anticipate swift acceptance of FOSRENOL in the Japanese market.”

Ferghana Partners Group (New York and London), a specialist investment bank in the Life Sciences field, acted as financial and transaction advisor to Shire on this transaction.

Shire has an exclusive worldwide license to develop, manufacture, use and sell FOSRENOL under patents owned by AnorMED Inc and know how owned by Johnson Matthey PLC.

For further information please contact:

Cléa Rosenfeld – Investor Relations	+44 1256 894 160
Jessica Mann – Media	+44 1256 894 280

Notes to editors

1Bayer Yakuhin market estimates

Clinical studies with over 1,700 patients worldwide have demonstrated the safety and efficacy of FOSRENOL in treating ESRD patients with hyperphosphataemia. Patients on dialysis regularly develop high phosphate levels in the blood unless treated. The consequences of such hyperphosphataemia are calcification of arterial walls, heart valves and joints. Other consequences are renal osteodystrophy, bone pain and skeletal deformity, which result from hyperphosphataemia.

According to a recent presentation by Prof. Wu-Chang Yang (Taipei Veterans General Hospital, Taiwan, R.O.C) and his co-authors Dr S S Chiang and Dr J B Chen at the 36th annual meeting of American Society of Nephrology, the 11-week study in 61 hemodialysis patients showed that patients' serum phosphorus levels in the lanthanum carbonate group decreased to an average of 5.13 mg/dL, significantly lower than those receiving placebo (7.24 mg/dL, p < 0.001). This reduced phosphate level was well within the phosphorus range of 3.5 to 5.5 mg/dL recommended in the new Kidney Disease Outcomes Quality Initiative (K/DOQI) guidelines on Bone Metabolism and Disease in Chronic Kidney Disease.

“Data from our study demonstrates that lanthanum carbonate has the potential to reduce high phosphate levels quickly, safely and effectively to levels that company with the new K/DOQI guidelines. These data suggest that lanthanum carbonate, when approved and available, may provide substantial clinical benefits to people on dialysis,” said Prof. Wu-Chang Yang M.D. Chief, Division of Nephrology, Taipei Veterans General Hospital, National Yang-Ming University School of Medicine.

Present treatments have shortcomings that will be overcome by FOSRENOL. In particular, patients taking FOSRENOL experienced fewer hypercalcaemic events compared to patients receiving calcium-based phosphate-binders. In Japan alone, there are more than 250,000 patients on dialysis.

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

Bayer Yakuhin, Ltd. (Osaka, Japan)

Bayer Yakuhin, Ltd. is in charge of Japanese health care markets with 1,500 employees as a part of the global operations of Bayer HealthCare AG and develops pharmaceutical, consumer care and biological products businesses. Bayer Yakuhin challenges to build a customer focused health care company that significantly contributes to human health by encouraging innovation and creativity.

Home Page: http://www.bayer.co.jp/byl/index.html

Bayer HealthCare AG (Leverkusen, Germany)

Bayer HealthCare, a subgroup of Bayer, is one of the world’s leading, innovative companies in the health care and medical products industry. Bayer HealthCare combines the global activities of the Animal Health, Biological Products, Consumer Care, Diagnostics and Pharmaceuticals divisions. More than 34,000 employees work for Bayer HealthCare worldwide. Our work at Bayer HealthCare is to discover and manufacture innovative products for the purpose of improving human and animal health worldwide. Our products enhance well-being and quality of life by diagnosing, preventing and treating disease.

Home Page: http://www.bayerhealthcare.com/en/index_noflash.php

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR® and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.